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                                                                    Exhibit 10.1
September 1, 1999


Mr. Frank J. Amadeo
President
Estefan Enterprises, Inc.
420 Jefferson and 5th Street
Miami Beach, Florida 33139

      This letter agreement (the "Agreement") between quepasa.com, inc. ("quepasa"), Estefan Enterprises, Inc. ("EEI") fso Gloria Estefan and Gloria Estefan ("Gloria") sets forth the terms and conditions upon which Gloria will act as spokesperson for quepasa through December 31, 2000 and quepasa will sponsor Gloria's upcoming United States concert tour ("Tour 2000").


      1. Spokesperson Relationship and Sponsorship. Upon execution of this Agreement, Gloria shall act as quepasa's spokesperson and quepasa shall sponsor Tour 2000 as follows:

            A.    ADVERTISING AND BRANDING

                  Gloria will act as quepasa's spokesperson for all electronic media to include but not limited to:

                           - Eight unique 30-second TV spots (to be produced in both Spanish and English for a total of sixteen spots)

                           - Eight unique 30-second radio spots (to be produced in both Spanish and English for a total of sixteen spots)

                  These spots will be produced around Gloria's songs and music. The TV spots will be based on your existing videos as follows:

                           -        One imaging spot using the song "Reach"

                           - Two imaging spots using other mutually approved uplifting and inspirational Gloria songs

                           - One spot exclusively promoting Gloria's Tour 2000 o One spot exclusively promoting the New Year's Eve Gala (the "Millenium Concert")

                           - Three imaging spots incorporating newly recorded music from Gloria's upcoming Spanish-language album


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                  The radio spots would be equivalent to the TV spots. Each
                  30-second spot will be edited to contain a five second tag promoting Tour 2000. These spots will be produced throughout the contract term. The use of Gloria's name, image, likeness, voice or music in each spot shall be subject to EEI's prior written approval (subject to the use of the music described above).

                  Quepasa will use its best efforts to promote Tour 2000, including the Millennium Concert in Miami on New Year's Eve 1999 (the "Millennium Concert"), through a portion of its existing Spanish and English-language media plan.

                  EEI will cause Foreign Imported Productions & Publishing, Inc. and Estefan Music Publishing, Inc. to waive all mechanical, sychronization or fixed fees to the musical compositions owned or controlled by these entities, except that quepasa agrees to pay a one-time fee of $5,000 to The 1992 Diane Warren Trust dba Realsongs for the use of the song "Reach". Quepasa agrees that if any musical compositions not owned or controlled by these two companies are used in any of the television spots, quepasa will be responsible for payment of any such fees, provided that EEI will use its best efforts to negotiate favorable fees for quepasa. There will be no license or other fees required for the use of the videos used in the spots.

                  Gloria will be quepasa's spokesperson for all types of print and online media to include but not limited to:

                           - Magazine, newspaper, direct mail, outdoor billboards

                           - All out-of-home media to include buses, bus shelters, benches, subways, subway shelters, in-store point-of-purchase in record, video and computer stores

                           -        Online advertising

                  All magazine, newspaper, direct mail, outdoor billboards, buses, bus shelters, benchs, etc. will use the likeness of Gloria when it relates solely to the advertising campaign as described above. All media that contains Gloria's name, image or likeness will be striped with panels promoting Tour 2000. The image of Gloria as quepasa's spokesperson shall be tacit. The use of Gloria's name, image, likeness, voice or music in all print and online advertising shall be subject to EEI's prior written approval.

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                  Quepasa has provided EEI with its current media plan, which is subject to change through the term of the agreement. Quepasa agrees to consult with EEI about the location of its advertising that uses Gloria's name, image, likeness, voice or music, but quepasa maintains the sole right to make final determinations on media mix, location and spending.

                  On-line advertising that contains Gloria's name, image, likeness, voice or music shall be subject to EEI's prior written approval and shall be limited to advertising either supporting the quepasa sponsorship ads or promoting Tour 2000.

            B.    CO-BRANDED WEB PAGE AND ONLINE STORE

                           - Quepasa will create a co-branded web page and online store ("web-page"), hosted by quepasa, which will be devoted exclusively to the Gloria/quepasa relationship and will contain pertinent information and purchasing opportunities including the items set forth below

                           - Gloria's name, image, likeness, voice or music will not be used on the co-branded web page to endorse any other products; however, quepasa will be entitled to sell routine banner advertising on the page consistent with other run-of-site advertising

                           - EEI will grant quepasa certain exclusive rights, including but not limited to the following:

                                    -        Premiering Gloria videos from her
                                             forthcoming album prior to
                                             broadcast airing , subject to the
                                             approval of Sony Music/Epic
                                             Records, which approval may not be
                                             unreasonably withheld; EEI will use
                                             its best efforts to obtain this
                                             approval of Sony Music/Epic Records

                                    -        Announcement of Tour 2000 dates


                                    -        Preferred seating by ordering Tour
                                             2000 tickets online through quepasa

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                                    -        Purchase of co-branded merchandise
                                             (specific items to be mutually
                                             agreed upon) from [name of
                                             merchandising company]; EEI will
                                             use its best efforts to negotiate
                                             favorable purchasing 1terms from
                                             [name of merchandising company];
                                             two items will be created and sold
                                             on the web-page where profits will
                                             be split 50/50 between quepasa and
                                             EEI

                                    -        Links between quepasa's web-site
                                             and Gloria's website
                                             (gloriafan.com) and up to four
                                             additional websites designated by
                                             EEI, but not to include any website
                                             in direct competition with quepasa
                                             (including, but not limited to,
                                             starmedia.com, yupi.com and
                                             elsitio.com)

                                    -        All on-line contesting for Tour
                                             2000 tickets, backstage passes,
                                             etc. will be conducted exclusively
                                             on quepasa.com or gloriafan.com;
                                             EEI is not required to provide any
                                             tickets to quepasa for such
                                             contests other than those tickets
                                             mentioned elsewhere in this
                                             Agreement (and all front-row
                                             tickets mentioned in this Agreement
                                             must be contested), although EEI
                                             will use its best efforts to enable
                                             quepasa to purchase additional
                                             tickets at favorable prices for
                                             contesting; any user registering
                                             for a contest on gloriafan.com will
                                             be required to enroll with
                                             quepasa.com in order to enter the
                                             contest (there will be no charge to
                                             the user to enroll with
                                             quepasa.com)

                                    -        Purchase of Gloria's CD's,
                                             including the new "Millennium CD",
                                             if one is recorded, and new Spanish
                                             CD, to be purchased through Sony
                                             Music/Epic Records; EEI will use
                                             its best efforts to have Sony
                                             Music/Epic Records make these CD's
                                             available


                                    -        Lyrics to all songs on the new
                                             "Millennium CD"

                                    -        Online promotion of Gloria's
                                             Educational Foundation in
                                             conjunction with Quepasa.com
                                             Foundation

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            C.    THE ANNOUNCEMENT AND TOUR 2000

                           - The press release in the form of Exhibit A hereto will be distributed on the date of execution of this Agreement, or another business day selected by quepasa and reasonably acceptable to EEI but in no event later than five days after the signing of this Agreement, provided that the initial cash payment of $2 million and the issuance of the stock, each as described in Section H below, has occurred.

                           - Gloria will appear at a press conference to announce that she is a spokesperson for, partner with, and investor in quepasa in New York City on or about September 14, 1999, but no later than September 15, 1999.

                           - The exclusive sponsorship of Tour 2000 will be billed as "quepasa.com proudly presents" on all media material produced in connection with Tour 2000 (including but not limited to concert tickets, print ads, posters, and radio and television spots); except that where this phrase cannot reasonably be placed on concert tickets or other media, EEI will use its best efforts to place a shorter sponsorship phrase on such media that is reasonably satisfactory to quepasa; Tour 2000 will appear in at least 20 U.S. cities, and California, Texas, New York, Florida, Illinois and Arizona will be included in the tour

                           - Kick-off for the tour will be the Millenium Concert; Quepasa will receive 50 tickets to the Millenium Concert, two of which will be front row seats (EEI will use its best efforts to provide two additional front row seats), and EEI will use its best efforts to provide the remainder in the best seats available; quepasa will receive backstage passes for 20 people and, if Gloria holds a Millenium party, 10 invitations (each for two people) to the party.

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                              Other Tour Commitments:

                           - Quepasa will receive visual sponsorship presence at each concert on video screens prior to and at the end of the concerts

                           - Quepasa to receive 50 tickets for each concert, four of which will be front row seating, the remainder in the best 10% of the house excluding the first 15 rows

                           - Quepasa will be granted the exclusive right to webcast one song in its entirety from the Millenium Concert and one song from the first concert performance of Tour 2000 following the Millenium Concert, provided that the webcast songs, or any components of the songs, including but not limited to sound bytes, may not be saved or stored to any user's hard-drive directly from the webcast and neither quepasa nor any of its internet partners may create a master recording or MP3 from the webcasts.

                           - National contest with up-front concert tickets and a "meet and greet " for quepasa.com contest winners and quepasa employees and guests with Gloria on December 30, 1999 for the Millenium Concert and each other concert on the tour (only applies to contest winners of the tickets provided to quepasa under this Agreement); EEI will use its best efforts to have Gloria attend these "meet and greet" sessions; however, if she is unable to attend for a legitimate reason outside of her control (such as serious illness or unavoidable travel delays), a substitute session will be arranged.

                           - Quepasa will have an exclusive right of first negotiation for 15 business days to negotiate with EEI the financial terms (in equivalent detail to those set forth in paragraph H below) for any Gloria Latin American tour sponsorship.

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                        D.    ONLINE CHAT SESSIONS

                           - Gloria will appear on three chat sessions hosted by quepasa:

                                    -        To announce the partnership

                                    -        To announce the release of her
                                             Spanish Language album in early
                                             2000


                                    -        To announce the commencement of
                                             Tour 2000

                        E.    PERSONAL APPEARANCES BY GLORIA

                           - In addition to the personal appearance in New York described in paragraph C above, Gloria will make at least two personal community appearances to promote the Internet, Tour 2000, her music and educational opportunities for Hispanics; one of these appearances will be in Phoenix at the Roosevelt School District and EEI will use its best efforts to arrange for the other appearance to be in Los Angeles and to coordinate Tour 2000 around these appearances; however, if Gloria is unable to attend for a legitimate reason outside of her control (such as serious illness or unavoidable travel delays), a substitute appearance will be arranged by mutual agreement.

                           - These appearances would be filmed and webcast on the quepasa website; EEI may also use this footage provided that it is not edited in any way without quepasa's consent.

                           - Gloria and EEI will use their best efforts to have Gloria do an additional "meet and greet" appearance at quepasa's headquarters in Phoenix, or at another mutually agreed upon location in Phoenix.

                        F.    TERM

                           - Quepasa would have the rights to use Gloria's name, image and likeness as described in this Agreement through midnight, December 31, 2000

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                        G.    EXCLUSIVITY

                           - Quepasa will be the exclusive primary sponsor for Tour 2000 (including the Millennium Concert) and EEI will use its best efforts to include quepasa in all local advertising by various promoters and identified as "quepasa.com proudly presents"; an isolated, inadvertent failure by EEI to secure this advertising shall not constitute a breach of this Agreement.

                           - Quepasa will permit secondary sponsorships as long as they appear below Gloria's name on all printed advertising and are not competitive with quepasa.


                           - Gloria and EEI will not agree for Gloria to be a spokesperson for any other Internet company for the term of this Agreement and will not enter into any agreement of any nature that involves Gloria with any Internet company that is in competition with quepasa; provided that this limitation does not apply to any other EEI artists or businesses.

                        H.    REMUNERATION

                           - Quepasa will pay EEI $6.0 million ($4.0 million in cash and $2.0 million in unregistered common stock of quepasa) for the terms and conditions of this contract to be paid as follows:

                                    -        $2 million in cash and $2 million
                                             in stock to be paid upon the
                                             signing of this Agreement

                                    -        $1 million in cash (or certified or
                                             bank check) to be paid no later
                                             than 1:00 am (east coast time) on
                                             January 1, 2000

                                    -        $0.5 million in cash to be paid by
                                             wire transfer or certified or bank
                                             check on April 1, 2000

                                    -        $0.5 million in cash to be paid by
                                             wire transfer or certified or bank
                                             check on the day after the final
                                             concert tour performance

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                           -        The $2 million payable in quepasa common
                                    stock will equal 156,863 shares (the Shares) of unregistered common stock issued in the name "Estefan Enterprises, Inc. fso Gloria Estefan" (determined by dividing $2 million by the lowest common stock closing price as reported on Nasdaq on August 5, 1999 ($12.75) or August 6, 1999 ($12.8125); thus the lowest price is $12.75 (the "Stock
                                    Price"))

                           - The shares must be held by EEI or an affiliate of EEI for one year from the date of this Agreement

                           - If quepasa's common stock's closing price as reported on Nasdaq on the one year anniversary of this Agreement is below the Stock Price, you may "put" the entire amount of the Shares back to quepasa for $2 million to be paid by wire transfer or certified or bank check within five business days of delivery to quepasa of your put notice and upon surrender of your stock certificate(s) representing the Shares; provided that if quepasa merges with or is acquired by another company or effects a "going private" transaction and as a result quepasa is not the surviving corporation or quepasa's common stock is no longer traded on Nasdaq (the "Transaction"), and the consideration you receive for the Shares has a fair market value below $2 million (such differential, the "Shortfall"), you will receive the Shortfall at the same time you receive the consideration payable in the Transaction and quepasa will use its best efforts to ensure that the surviving corporation satisfies this obligation.

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                           -        Upon the actual sale date of any of the
                                    Shares (including in connection with a
                                    merger or acquisition of quepasa), if the gross price per share received for such Shares (whether in cash or other consideration)(the "Sale Price") is more than $18.75, EEI must return to quepasa a number of whole Shares which, when multiplied by the Sale Price, equals 50% of the difference between the Sale Price and $18.75 multiplied by the number of Shares being sold on such date; provided, that EEI will have no further obligation to return Shares to quepasa pursuant to this paragraph upon the earlier to occur of: (i) quepasa receiving shares from EEI having an aggregate value as calculated under this paragraph at each sale date of Shares equal to $6 million or (ii) EEI shall have sold all of the Shares and complied with the provisions of this paragraph with respect to each sale of Shares. o Simultaneously with the signing of this Agreement, quepasa and EEI will sign the Registration Rights Agreement in the form of Exhibit B hereto.

                 2.           Representations and Warranties of Quepasa.

                           - Quepasa has full corporate authority and has taken all necessary corporate action to authorize this Agreement and the Registration Rights Agreement, and when executed and delivered they will constitute valid and binding obligations of quepasa, enforceable against quepasa in accordance with their terms.

                           - This Agreement and the Registration Rights Agreement do not violate the terms of, or cause a default under, any other agreement or instrument binding on quepasa or any of its property, and no consent is required of any person that has not been obtained for the execution and delivery of, and performance by, quepasa under the Agreement and the Registration Rights Agreement.

                           - The Shares have been duly authorized, and when issued in accordance with the terms of this Agreement, will be validly issued, fully-paid and non-assessable.

                           - Quepasa's relationship with Telemundo Network Group, LLC ("Telemundo"), an investor in and strategic partner of quepasa, will not limit quepasa's responsibilities and obligations hereunder, and quepasa will not permit Telemundo to assert any relationship or "tie-in" to EEI or Gloria.

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                           -        Quepasa will defend and indemnify EEI and
                                    Gloria against all claims, losses, damages and liabilities (or actions in respect thereto) ("Losses") arising under federal or state securities laws arising from Gloria's identification as a "spokesperson", "partner", and/or "investor" in quepasa; provided that quepasa will not be liable for any Losses suffered by EEI or Gloria upon its or her sale of the Shares (except as specifically provided for elsewhere in this Agreement) or for any Losses arising from EEI's or Gloria's knowing fraudulent or grossly negligent conduct. Quepasa will use its best efforts to cause the coverage under its now or hereafter existing directors' and officers' liability insurance policy to include Gloria as an additional named insured, for federal and/or state securities laws, for losses suffered by Gloria arising from Gloria's indemnification as a "spokesperson", "partner", and/or "investor" in quepasa.

                 3.           Representations and Warranties of EEI and Gloria.

                           - EEI has full corporate authority and has taken all necessary corporate action, and Gloria has taken all action, to authorize this Agreement and the Registration Rights Agreement, and when executed and delivered they will constitute valid and binding obligations of each of EEI and Gloria, enforceable against each of them in accordance with their terms.

                           - This Agreement and the Registration Rights Agreement do not violate the terms of, or cause a default under, any other agreement or instrument binding on EEI, Gloria or any of their respective property and no consent is required of any person that has not been obtained for the execution and delivery of, and performance by EEI and Gloria under, the Agreement and the Registration Rights Agreement.

                           - Each of EEI and Gloria is an "accredited investor" as defined in Regulation 501 under the Securities Act of 1933, as amended, and the Shares are being acquired by EEI for its own account and for investment purposes only and not with a view to any resale or distribution thereof, in whole or in part, to others.

                           - EEI has reviewed a copy of quepasa's prospectus dated June 24, 1999 and its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 16, 1999, and has had an opportunity to ask questions of, and receive satisfactory answers from, duly designated representatives of quepasa concerning quepasa.

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                 4. Public Announcements; Confidentiality. All press releases, trade releases or other public announcements with respect to the transactions contemplated herein shall be jointly prepared by quepasa and EEI, to the extent required by law and except that the parties hereby agree to the press release attached hereto as Exhibit
            A. Except for the information contained in the press release attached hereto as Exhibit A and except as required by law, including the disclosure requirements of applicable securities laws, the terms of this Agreement shall not be disclosed to any other person without the consent of each of the parties hereto; provided, if such disclosure is so required by law, the party producing or directing the production of such information will use all reasonable efforts to provide the other parties hereto with notice of such disclosure and a reasonable opportunity to comment upon, limit or contest such disclosure.

                 5. Expenses. Each of the parties hereto shall pay its own expenses in connection with the transactions contemplated herein, including travel and other related expenses associated with the execution and fulfillment of this Agreement.

                 6 Notices. Either party may give notice to the other in writing at the addresses set forth below or by facsimile at the facsimile number set forth below, unless a change of address or facsimile number has been provided in writing to the other party; notices in writing shall be deemed delivered upon actual receipt and by facsimile upon generation of a standard transmission confirmation:

                 If to EEI or Gloria:
                        Estefan Enterprises, Inc.
                        420 Jefferson and 5th Street
                        Miami Beach, FL 33139
                        Attention:  Frank J. Amadeo
                        Facsimile No.:  305-695-7108

                 If to quepasa:
                        One Arizona Center
                        400 East Van Buren
                        Fourth Floor
                        Phoenix, AZ 85004
                        Attention:  Gary L. Trujillo
                        Facsimile No.: 602-716-0200

                 7. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Arizona. If any portion of this Agreement is held to be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall be valid and enforceable according to its terms.

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                 8. Entire Agreement. This Agreement and the Registration
         Rights Agreement contain the full and final understanding between the parties hereto and are intended as an integration of all prior negotiations and understandings unless otherwise provided for herein. No change or modification to this Agreement shall be valid unless in writing and signed by all parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party granting such waiver.

                  9. Non-Waiver. No waiver of any default shall constitute a waiver of default on a future occasion, and no delay or omission shall preclude the exercise of any remedy provided herein, or exercise of any other right or remedy.

                  10. Binding Effect; No Assignment. The terms, conditions, representations and warranties of this Agreement shall survive the execution hereof and shall be binding upon the parties, their respective successors and assigns, heirs and personal representatives. This Agreement may not be assigned, in whole or in part, to any other person without the express written consent of the other parties hereto.

                  11. Attorney's Fees. If either party breaches any provision of this Agreement, or the representations, warranties or covenants contained herein or the performance required herein does not occur, or legal action is require to enforce a party's rights hereunder, then the prevailing party in such action shall be entitled to reimbursement from the non-prevailing party for the prevailing party's attorney's fees incurred in connection with such breach, or the enforcement or protection of rights herein, whether such attorney's fees are incurred in or out of court, on appeal, in arbitration, in bankruptcy court or otherwise.

                  12. Arbitration. Any controversy or claim arising out of or relating to this Agreement that arises after the full execution of the Agreement shall be settled by binding arbitration conducted in Phoenix, Arizona in accordance with, and by three arbitrators appointed pursuant to, the Rules of the American Arbitration Association then in effect, unless the parties otherwise agree, and judgment upon the award rendered pursuant thereto may be entered in any court having jurisdiction hereof, and all rights or remedies of the parties hereto, or any of them, to the contrary are hereby expressly waived.

                  13. Counterparts. This Agreement may be signed in multiple counterparts, and when signed by all parties, all counterparts shall be considered as a single document.

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                 If the foregoing correctly sets forth our understanding please sign and return a copy of this Letter of Intent to the undersigned.

                                          Very truly yours,


                                          quepasa.com, inc.


                                                /s/ Gary L. Trujillo
                                                --------------------------------
                                          By:   Gary L. Trujillo
                                          Its:  Chairman/CEO


                                          Estefan Enterprises, Inc.


                                                /s/ Frank J. Amadeo
                                                --------------------------------
                                          By:   Frank J. Amadeo
                                          Its:  President


                                                /s/ Gloria Estefan
                                                --------------------------------
                                                Gloria Estefan


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